EXHIBIT 15.1
Consent of Independent Registered Public Accounting Firm
The Trustee
Archstone-Smith Operating Trust:
     We consent to the incorporation by reference in the registration statement No. 333-133285 (Form S-3) of Archstone-Smith Operating Trust of our reports dated March 1, 2007, with respect to the consolidated balance sheets of Archstone-Smith Operating Trust and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, unitholders’ equity, other common unitholders’ interest and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Archstone-Smith Operating Trust.
     Our report dated March 1, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states Archstone-Smith Operating Trust acquired DeWAG Deutsche WohnAnlage GmbH (DeWAG) during July 2006, and has excluded from its assessment of the effectiveness of Archstone-Smith Operating Trust’s internal control over financial reporting as of December 31, 2006, DeWAG’s internal control over financial reporting associated with total assets of $857.0 million and total revenues of $27.7 million included in the consolidated financial statements of Archstone-Smith Operating Trust as of and for the year ended December 31, 2006. Our audit of internal control over financial reporting of Archstone-Smith Operating Trust also excluded an evaluation of the internal control over financial reporting of DeWAG.
/s/ KPMG LLP
Denver, Colorado
March 1, 2007